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EXHIBIT 21


                          SUBSIDIARIES OF THE COMPANY


     1)  Orasomal Technologies, Inc.


               Incorporated in the State of Delaware

               Does business as Orasomal Technologies, Inc.


     2)  Wisconsin Genetics, Inc.


               Incorporated in the State of Delaware

               Does business as Wisconsin Genetics, Inc.